Exhibit 10.20

EMPLOYMENT SEPARATION AGREEMENT, WAIVER AND RELEASE

THIS EMPLOYMENT SEPARATION AGREEMENT, WAIVER AND RELEASE (hereinafter “this Agreement”) dated as of January 20, 2012 is made and entered into between Raymond James Financial, Inc. (“RJF”), it’s subsidiaries, it’s affiliates and each of their respective successors (collectively referred to herein as “Raymond James”) and Richard K. Riess, the Executive Vice President - Asset Management Group of RJF and Chief Executive Officer of Eagle Asset Management, Inc. (the “Associate”).

WHEREAS, the Associate has completed more than thirty years of employment service with Raymond James;

WHEREAS, Raymond James and Associate desire to amicably end their employment relationship and fully and finally settle all existing or potential claims and disputes between them, whether known or unknown as of this date;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Obligations of Raymond James.  In consideration of Associate’s agreement to the terms herein, Raymond James shall provide to Associate the following:

(a)
Employment in Associate’s current capacity until January 31, 2012 and placement of the Associate on paid administrative leave on February 1, 2012. Associate shall remain on paid administrative leave until November 30, 2012 (such date, the “Retirement Date”).

(b)
A guaranteed annual salary in the amount of $286,000.00 (TWO HUNDRED EIGHTY-SIX THOUSAND DOLLARS), less appropriate payroll taxes (the “Salary”).  The Salary will be paid semi-monthly beginning on January 1, 2012 and ending on the Retirement Date (it being understood that as of the first payment date following January 31, 2012, Raymond James will pro rate the salary set forth herein such that the full amount of the salary will be paid by the Retirement Date).

(c)
A guaranteed one-time payment in the amount of $1,800,000.00 (ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS), less appropriate payroll taxes, which is not subject to restricted stock plan deferrals (the “One-Time Payment”). The One-Time Payment shall be paid on the Retirement Date.  In the event that Raymond James for accounting, tax or other purposes elects to refer to the One-Time Payment as a “discretionary bonus,” Raymond James acknowledges and agrees that the One-Time Payment shall nonetheless be made on the Retirement Date and the non-payment of such amount shall be subject only to the terms of this Agreement.

(d)
On the Retirement Date or within 90 days following the Retirement Date, Raymond James agrees that Associate may elect to convert all outstanding options (the “Options”) of the Associate into shares using the cashless method.

(e)
Raymond James acknowledges and agrees that (i) the contributions to the Associate’s account under the Amended and Restated Raymond James Financial Long-Term Incentive Plan (as amended, restated or otherwise modified from time to time and including any prior plan document to the extent applicable, the “LTIP”) are subject to Article V, paragraph (b)(1) of the LTIP and will vest and be paid as set forth in Article V, paragraph (b)(1) and Article V, paragraph (c), respectively, of the LTIP and (ii) the restricted stock awarded to Associate under the Amended and Restated 2007 Raymond James Financial, Inc. Stock Bonus Plan (the “Original Plan”) and the restricted stock units awarded to Associate under the Amended and Restated 2007 Raymond James Financial, Inc. Stock Bonus Plan (as amended and restated effective November 23, 2010) including the Stock Bonus Agreements (as further amended, restated, or otherwise modified from time to time and including any prior plan document to the extent applicable, the “Stock Bonus Plan”), in each case, awarded on or before December 31, 2011 are not subject to forfeiture for any reason (other than in the case of the LTIP, Associate engaging in competition with Raymond James as more specifically set forth in the LTIP), including, but not limited to, the separation of the Associate from Raymond James under the terms of this Agreement or otherwise and any restrictions on such restricted stock and/or restricted stock units shall expire and lapse as of the date of this Agreement.

(f)
Raymond James acknowledges and agrees that the amounts set forth in Paragraph 1(b) and Paragraph 1(c) above shall be immediately due and payable to the Associate (or his heirs, assigns, executors and administrators, as applicable) upon any of the following circumstances: (i) the death or disability of Associate or (ii) any change of control with respect to Raymond James.

2.           Obligations of Associate.  To the extent Raymond James complies with the terms of this Agreement and in consideration of the foregoing arrangements provided by Raymond James, Associate agrees as follows:

(a)
Associate, in consideration of the benefits and payments described in this Agreement, releases and discharges (i) Raymond James, its current and former parents, subsidiaries, and affiliates, (ii) its respective current and former directors, officers, employees, agents, successors, or assigns, and (iii) all employee benefit plans of Raymond James or any of its current and former parents, subsidiaries, and affiliates, any trusts and other funding vehicles established in connection with any such plans, and any members of committees established under the terms of any such plans (collectively, the “Released Parties”), from any and all actions, causes of action, claims, allegations, demands, rights, obligations, liabilities, grievances, or charges, whether known or unknown, including but not limited to,

(i) those arising out of, or relating to, Associate’s employment or separation from Raymond James, or concerning events that occurred during his employment with Raymond James;  (ii) for compensation or bonuses, including any claim for an award under any compensation plan or arrangement maintained by Raymond James; (iii) for wrongful, constructive, or unlawful discharge, any form of unlawful harassment, discrimination, retaliation, breach of express or implied contract, fraud, fraudulent inducement, including inducement to enter into this Agreement, intentional or negligent misrepresentation, whistle-blowing, defamation, conversion, invasion of privacy, negligence, violation of public policy, interference with contractual, business or prospective relations, assault, battery, intentional or negligent infliction of emotional distress, negligent supervision, negligent hiring, unjust enrichment, and any other common law cause of action, whether arising in contract or tort; (iv) for back pay, front pay, benefits, attorneys’ fees, emotional distress, pain and suffering, other compensatory damages of any type, or punitive or exemplary damages; (v) for violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act of 1991, 42 U.S.C. § 1981, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, the Labor Management Relations Act, the Florida Civil Rights Act, the Sarbanes-Oxley Act of 2002, the Florida Whistleblower Protection Act, or any claims under state or local laws including any and all human rights laws and laws against discrimination; any other federal, state or local fair employment statute, code or ordinance; common law, contract law, or any tort cause of action, including, but not limited to, negligence; and any and all claims, including for attorneys’ fees and costs, and including all amendments to any of the aforementioned acts; and (vi) for violations of any other federal, state, or local laws, including but not limited to violations of any fair employment statutes or other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other aspect of Associate’s relationship with Raymond James.  In addition, in consideration of the provisions of this Agreement, Associate further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those claims that are known or suspected to exist in Associate’s favor as of the date of this Agreement.  Associate intends that this Agreement operates as a waiver of all unknown claims.  Associate warrants that he currently is unaware of any claim, demand, action, or cause of action against Raymond James or any other person or entity released herein which Associate has not released pursuant to this Paragraph.  Notwithstanding the foregoing, nothing in this Agreement shall be construed as a waiver by Associate of any claims that may arise after the date Associate signs this Agreement or any claims against any Released Party as a result of a breach of this Agreement.

(b)
Associate acknowledges that Raymond James has provided Associate with all leave time requested, if any, and/or required, including under the Family and Medical Leave Act ("FMLA"), has explained the FMLA policies and/or leave documentation provided to Associate, and has taken no adverse action whatsoever based on Associate taking or requesting leave, including under the FMLA.

(c)
Associate acknowledges that with the payment in full in cash of the Salary and the One-Time Payment and the other consideration set forth herein, Raymond James will have satisfied all obligations and made all payments to Associate arising out of, or related in any way to, Associate’s employment relationship with Raymond James as of the date Associate signs this Agreement.

(d)
Associate agrees not to institute administrative proceedings or a lawsuit against Raymond James based on any claims released herein, and represents and warrants that to the best of Associate’s knowledge, no other person or entity has initiated or will initiate such administrative proceedings or lawsuit on Associate’s behalf; provided that such waiver shall not extend to any claim by Associate of any breach by any Released Party in connection with this Agreement.  Additionally, Associate specifically agrees not to institute or participate in any collective action against Raymond James, and agrees to opt-out of any class action against Raymond James except as specified in Paragraph 2(e) below.

(e)
Associate agrees at reasonable times and with reasonable notice to cooperate fully with Raymond James in the investigation of any claims, suits, investigations or enforcement proceedings brought against Raymond James arising from, involving or concerning any portion of Associate’s prior employment with Raymond James in order to permit Raymond James to be able to fully and fairly investigate and defend such claims. Associate affirms that any testimony or information provided pursuant to the terms of this paragraph will be accurate and truthful.  Raymond James agrees to compensate Associate for any out-of-pocket expenses incurred by Associate as a part of Associate’s compliance with this clause (e).

(f)	Associate’s last day of employment at Raymond James will be on the Retirement Date.

(g)
Associate shall refrain from making any disparaging or negative written statements concerning Raymond James.  Associate shall refrain from making any oral statement or taking any action, directly or indirectly, which Associate knows or reasonably should know to be disparaging or negative in any material respect concerning Raymond James.  Associate’s promises in this subsection, however, shall not apply to any judicial or administrative proceeding in which Associate is a party or has been subpoenaed to testify under oath by a government agency or by any third party.

(h)
Associate shall return to Raymond James, by January 31, 2012, all company property and “Company Information” in Associate’s possession or control, including but not limited to, business reports and records, client reports and records, customer information, contracts and proposals, files, any rolodex or telephone listings of customers, any other customer lists, internal memoranda concerning any of the above, and all credit cards, cardkey passes, door and file keys, computer access codes, software, and other electronic, physical or personal property which Associate received, prepared or helped prepare in connection with his employment with Raymond James, and Associate shall not make or retain any copies, duplicates, reproductions, or excerpts thereof.  The term “Company Information” as used in this Agreement means (i) trade secrets, as defined in § 688.002(4), Fla. Stat.; and (ii) valuable confidential business or professional information that otherwise does not qualify as trade secrets; provided, however, that Company Information shall not include information that is commonly known in the industry or readily accessible to third parties, or that is made public by Raymond James, or that otherwise is not unique to Raymond James.

(i)
Associate acknowledges that in the course of his employment with Raymond James, Associate has acquired Company Information as defined above and that such Company Information has been disclosed to Associate in confidence and for Raymond James’s use only.  Associate shall:  (a) keep such Company Information confidential at all times after Associate’s employment with Raymond James; (b) not disclose or communicate Company Information to any third party without the prior consent of Raymond James.  In view of the nature of Associate’s employment and the nature of the Company Information which Associate has received during the course of employment, Associate agrees that any unauthorized disclosure to third parties of Company Information or other violations or threatened violation, of this Agreement would cause irreparable damage to the trade secret status of Company Information and to Raymond James, and that, therefore, Raymond James shall be entitled to an injunction prohibiting Associate from any such disclosure, attempted disclosure, violation, or threatened violation.  When the Company Information becomes generally available to the public other than by Associate’s acts or omissions, it is no longer subject to the restrictions in this Paragraph.  However, Company Information shall not be deemed to come under this exception because it is embraced by more general information that is or becomes generally available to the public.  Associate acknowledges that the confidentiality provisions of the Raymond James Financial Business Ethics Policy between Raymond James and Associate remain in full force and effect notwithstanding any other provisions of this Agreement and, along with the undertakings set forth in this Paragraph, shall survive the termination of both agreements.

(j)
The period beginning on January 31, 2012 and ending on the Retirement Date shall be referred to as the “Transition Period.” During the Transition Period, Associate shall remain on paid leave and shall not physically report to work unless directed by Raymond James. Associate agrees to be reasonably available to assist with transition matters, and Associate will remain available to work on special projects upon written notice and at reasonable times as reasonably requested by Paul Reilly, in his capacity as Chief Executive Officer of RJF.  Notwithstanding the foregoing, Raymond James acknowledges that Associate may not be domiciled in Florida and shall have a reasonable amount of time to comply with any request for a special project.  Further, Raymond James agrees that to the extent Associate is required to work on any material special project, Raymond James shall provide office space and support staff reasonably necessary for Associate to complete such special project.

(k)	Associate shall resign from all positions Associate holds as an officer, director or trustee of Raymond James or any of their funds on January 31, 2012.

(l)
Associate shall not disclose, either directly or indirectly, any information whatsoever regarding any of the terms or the existence of this Agreement or of any other claim Associate may have against Raymond James, to any person or organization, including but not limited to members of the press and media, present and former employees of Raymond James, clients of Raymond James, companies who do business with Raymond James, or other members of the public.  The only exceptions to Associate’s promise of confidentiality herein is that Associate may reveal such terms of this Agreement as are necessary to comply with a request made by the Internal Revenue Service, as otherwise compelled by a court or agency of competent jurisdiction, or as necessary to comply with requests from Associate’s accountants or attorneys for legitimate business purposes.

3.	Limitations Under Code Section 409A.

(a)
If at the time of Associate’s separation from service, (i) Associate is a specified employee (within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”) and using the identification methodology selected by Raymond James from time to time), and (ii) Raymond James makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Raymond James will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period, together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.

(b)
It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Associate the economic benefits described herein in a manner that does not result in such tax being imposed.

(c)	With respect to payments under this Agreement, for purposes of Section 409A of the Code of 1986, each severance payment will be considered one of a series of separate payments.

(d)
Associate will be deemed to have a termination of employment for purposes of determining the timing of any payments that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(e)
Any amount that Associate is entitled to be reimbursed under this Agreement will be reimbursed to Associate as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses were incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

(f)
If on the due date for any payment pursuant to this Section which constituted deferred compensation within the meaning of Section 409A, all revocation periods with respect to the release have not yet expired, such payment will not be made until such revocation period has expired and if such revocation period has not expired by the end of the calendar year in which the payment would have otherwise been made, the payment shall be forfeited.

       4.           Health Plans.  Associate’s and Associate’s spouse’s participation in any applicable group health plan will remain in effect through the Retirement Date. Associate and Associate’s spouse shall be eligible for continuation of any and all benefit plans in accordance with the provisions of those plans or in accordance with applicable law (e.g., continuation of health insurance benefits through COBRA).  Associate will be covered until age 65 under the group health plan and applicable COBRA coverage (18 months of coverage).   In addition, Associate shall continue to participate in the dental plan of Raymond James through the Retirement Date.

5.             Benefit Plans.  Associate will be entitled to receive his vested balances under the Raymond James Financial Employee Stock Ownership Plan, Raymond James Financial, Inc. 401(k) Plan, Deferred Management Bonus Plan and the Raymond James Financial Profit Sharing Plan in accordance with the terms and provisions of those plans. With respect to the LTIP, the Original Plan and the Stock Bonus Plan, Raymond James agrees that vesting shall be determined by the retirement provisions of each such plan.   Raymond James also hereby confirms that the contributions to the Associate’s account under the LTIP and the restricted stock and restricted stock units held in Associate’s account at Raymond James as of the date of this Agreement are not subject to forfeiture for any reason (other than Associate engaging in competition with Raymond James as more fully set forth in the LTIP) and shall be paid at the times specified in the applicable plan in accordance with the retirement or early retirement provisions, as applicable, set forth therein. While on administrative leave, Associate will not be entitled to contributions to these benefit plans.

6.             Vacation and Sick Time.  Associate shall receive any accrued but unused vacation time as of January 31, 2012, not to exceed total vacation time accruals on an annual basis as set forth in the employee handbook payable with regular Raymond James payroll on January 31, 2012.  While on administrative leave, Associate will not accrue sick or vacation time.

7.             Termination and Recovery of Benefits.  Raymond James is entitled to rescind its obligations under Paragraph 1 of this Agreement if Associate breaches Associate’s obligations under Paragraph 2(g) and (i) of this Agreement in any material respect.

8.             Non-Admission.  Neither this Agreement, nor anything contained herein, is to be construed as an admission by Raymond James or Associate or as evidence of any liability, wrongdoing or unlawful conduct whatsoever.

9.             Non-Assignment.  Associate represents that he has not assigned or transferred, or purported to assign or transfer, any claim released herein or any portion thereof to any person or entity, and agrees to indemnify, defend and hold Raymond James harmless from and against any and all claims based upon or arising out of any such assignment or transfer, or purported assignment or transfer, of any claims or any portion thereof or interest therein.

10.   Severability.  If any provision of this Agreement is invalidated by a court of competent jurisdiction, then all of the remaining provisions of this Agreement shall continue unabated and in full force and effect. If, for any reason, the portion of this Agreement granting Raymond James a general release of all claims is found to be invalid, then Associate agrees to promptly sign and execute a general release consistent with the terms of this Agreement of all claims in favor of Raymond James that is not invalid.

11.           Entire Agreement.  This Agreement contains the entire understanding and agreement between the parties and shall not be modified or suspended except upon express written consent of the parties to this Agreement.  Associate represents and acknowledges that in executing this Agreement Associate does not rely and has not relied upon any representation or statement made by Raymond James or its agents, representatives or attorneys which is not set forth in this Agreement.

12.           Supersedes Past Agreements.  Except as expressly provided herein, this Agreement supersedes and renders null and void any previous employment agreements or contracts, whether written or oral, between Associate and Raymond James.

13.           Governing Law.  This Agreement shall be governed by the laws of the State of Florida.

14.           Arbitration Agreement.   Arbitration shall be the sole and exclusive means of resolving any of the claims or controversies arising out of this Agreement, and shall be administered pursuant to the rules of the Financial Industry Regulatory Authority (FINRA) in effect at the time when a demand for arbitration under this Agreement is made in Hillsborough County, Florida.  Associate and Raymond James agree that the decision and award of the arbitrators under this Agreement shall be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors, and assigns.

15.           Attorney’s Fees.  If any action at law or in equity is necessary for either party to take any action with respect to this Agreement (including the enforcement or interpretation of the terms of this Agreement), each party hereto shall pay their own attorneys’ fees and other expenses incurred with respect to such action.

16.           Indemnification.  Associate is entitled to indemnification under the terms of Raymond James’ Bylaws for actions taken in his position as an Officer or Director as well as for actions he may take in accordance with section 2(j) of this Agreement.

17.           Opportunity to Consider and Confer.  In compliance with the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act, Associate hereby acknowledges that:  (A) Associate fully understands this Agreement; (B) This Agreement specifically applies to a knowing and voluntary release of any rights or claims Associate may have against Raymond James under the Federal Age Discrimination in Employment Act of 1967; as amended; (C) This Agreement does not purport to waive rights or claims that may arise from acts or events occurring after the date that this Agreement is executed; (D) The consideration provided for in this Agreement and the provisions of this Paragraph are in addition to that to which Associate is already entitled; (E) Raymond James encouraged and told Associate to consult with an attorney prior to signing this Agreement, and Associate has consulted with his attorney prior to signing this Agreement; (F) Associate has a period of twenty-one (21) days with which to consider whether to sign this Agreement once this Agreement has been negotiated in a manner acceptable to each party hereto; (G) This Agreement shall be revocable for the seven (7) day period following execution of this Agreement by Associate, provided Associate delivers written notice of such revocation to Ann Hensler, Raymond James Financial, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, within the seven (7) day period.  Accordingly, this Agreement shall not become effective or enforceable until the expiration of this seven (7) day revocation period.  Should Associate choose to sign this Agreement prior to the expiration of the twenty-one (21) day period set forth herein, which is solely the Associate’s choice, Associate acknowledges and agrees that Associate knowingly and voluntarily has waived the full amount of time Raymond James provided within which to consider this Agreement.

18.           Continuing Agreement.  The obligations of Raymond James under this Agreement shall extend to the Associate and all of his heirs, assigns, executors and administrators.

19.           Announcements.  The parties hereto shall work together on the wording of both a private and a public message related to the end of Associate’s employment to be reflected as retirement.  In the event any person or entity asks any party hereto about Associate’s employment with Raymond James and any disputes relating thereto, such party’s response should be consistent with the wording of the public message.

SIGNATURES APPEAR ON FOLLOWING PAGE

IN WITNESS WHEREOF, and intending to be legally bound, Raymond James by its authorized representative, and Associate, execute this Employment Separation Agreement, Waiver and Release, consisting of ten pages and including nineteen enumerated paragraphs, by signing below voluntarily and with full knowledge of the significance of all of its provisions.

PLEASE READ CAREFULLY.  THIS EMPLOYMENT SEPARATION AGREEMENT, WAIVER AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed at St. Petersburg, Florida, this 20th day of January, 2012.

/s/ Shirley W. Rodriguez	s/ Richard K. Riess

Witness as to Associate	Associate

Executed at St. Petersburg, Florida, this 20th day of January, 2012.

Raymond James Financial, Inc.
/s/ Shirley W. Rodriguez
	By:	/s/ Paul C. Reilly
Witness as to Raymond James
Printed Name: Paul C. Reilly